                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

                                    Predecessor                  The Company                           The Company
                                 -----------------      -----------------------------     -----------------------------------
                                   Eleven Months        Month Ended       Year Ended       Three Months        Three Months
                                 ended November 31,     December 31,     December 31,     Ended March 31,     Ended March 31,
                                 -----------------      ------------     ------------     ---------------     ---------------
                                       1994                 1994           1995/2/             1995                1996
                                 -----------------      ------------     ------------     ---------------     ---------------
Income before provision for
 income taxes                        $ 231                $  (64)          $  (575)           $ (27)              $ (187)
 Add fixed charges
  Interest expense including
   amortization of debt issuance
   costs                               297                     8               133               39                   29
                                 -----------------      ------------     ------------     ---------------     ---------------
Earnings                               528                   (56)             (442)              12                 (158)
                                 =================      ============     ============     ===============     ===============
Fixed Charges
 Interest expense including
  amortization of debt issuance
  costs                                297                     8               133               39                   29
 Capitalized interest                   11                     -               577                -                  447
                                 -----------------      ------------     ------------     ---------------     ---------------
 Total fixed charges                 $ 308                $    8           $   710            $  39               $  476
                                 =================      ============     ============     ===============     ===============

Ratio of earnings to fixed
 charges                              1.71                 (7.00)            (0.62)            0.31                (0.33)

Deficiency of Earnings to
 cover fixed charges                   220                   (64)           (1,152)             (27)                (634)


(1) December 31, 1991 is unaudited

(2) Amortization of debt issuance costs is $37,000 for year ended December 31, 1995.